EXHIBIT 2

RULE 10B5-1 PURCHASE INSTRUCTION

Instruction, dated July 21, 2008 (this “Instruction”), between Calridge Limited (“Purchaser”) and Credit Suisse Securities (USA) LLC ( “Broker”). This Instruction was established by Purchaser to qualify for the affirmative defense and safe harbor provided by Rules 10b5-1 (“Rule 10b5-1”) and 10b-18 (“Rule 10b-18”), respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

WHEREAS, Purchaser desires to purchase American Depositary Shares (“ADSs”) of Mechel OAO (the “Issuer”), each ADS representing one common share (each, a “Common Share” and, collectively, the “Common Shares”) of the Issuer, par value ten Russian rubles per share (ticker symbol: MTL); and

WHEREAS, Purchaser desires to appoint Broker to purchase ADSs on its behalf in accordance with this Instruction;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, Purchaser and Broker hereby agree as follows:

1.  Subject to paragraph 2 below, Broker shall purchase ADSs on each day on which the New York Stock Exchange (the “Exchange”) is open for trading and the ADSs trade regular way on the Exchange, at the then prevailing market prices, commencing on the date specified in Annex A; provided, however, that (i) the total number of ADSs to be purchased on any day shall be up to but shall not exceed the then applicable volume limitation of Rule 10b-18; and (ii) Broker shall continue purchasing ADSs in accordance with Annex A hereto up to an aggregate maximum number of 12,500,000 ADSs (such number, which shall include any Common Shares represented (through exchange) by the Mandatorily Exchangeable Notes due 2009 (the “Notes”) repurchased or redeemed by Purchaser (notice of which shall be given to the Broker within 24 hours of the execution of repurchases or the giving of redemption notices, as the case may be), the “Maximum Number”). Broker will execute all transactions in accordance with this Instruction in compliance with ordinary principles of best execution and notify Purchaser of all such transactions pursuant to customary trade confirmations, which shall be provided via email within 24 hours of each transaction.

2.  Notwithstanding anything to the contrary herein, this Instruction shall become effective on the date hereof and shall end on the earliest to occur of the following dates (such date, the “End Date”): (i) the date on which either the aggregate number or the aggregate purchase price of the ADSs purchased by Broker in accordance with this Instruction equals the Maximum Number or the Maximum Total Purchase Price specified in Annex A, respectively; (ii) the date on which Purchaser or any other person publicly announces a tender or exchange offer with respect to the ADSs, the Global Depositary Receipts of the Issuer (“GDSs”) and/or the Common Shares; (iii) the date of public announcement of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of Issuer as a result of which the ADSs, the GDSs and/or the Common Shares are to be exchanged or converted into other securities or property; (iv) the date on which Broker receives notice of the liquidation, dissolution, bankruptcy or insolvency of Purchaser or Issuer, or any affiliate of either; and (v) August 4, 2009. If Broker determines that any event specified in (i) through (iv) above has occurred, Broker shall promptly notify Purchaser of such fact.

3.  Broker agrees to comply with Rule 10b-18 in effecting any purchase of ADSs pursuant to this Instruction.  Purchaser agrees not to take any action which would cause any such purchase not to comply with Rule 10b-18.

4.  Purchaser represents and warrants that the purchase of ADSs pursuant to this Instruction (i) has been duly authorized by Purchaser, (ii) has been notified to the Issuer’s board of directors, and  (iii) is not, to Purchaser’s knowledge, prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on Purchaser.  Purchaser shall immediately notify Broker if it becomes aware of a legal, regulatory or contractual restriction or undertaking that would prevent Broker from making purchases pursuant to this Instruction, and, in such a case, Purchaser and Broker shall cooperate to amend or otherwise revise this Instruction to take account of such legal, regulatory or contractual restriction or undertaking (provided that neither party shall be required to take any action that would be inconsistent with the requirements of Rule 10b5-1(c)).  Until the End Date, Purchaser shall conduct open market purchases of the ADSs only through Broker.

5.  Broker and Purchaser acknowledge and agree that Purchaser shall, within one (1) business day of the date of this Instruction, file a notification on Schedule 13D relating to Purchaser’s beneficial ownership of Common Shares with the United States Securities and Exchange Commission.

6.  Purchaser understands that Broker may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker.  If any purchase cannot be executed as required by paragraph 1, due to a market disruption, or a legal, regulatory or contractual restriction applicable to Broker, Broker agrees to effect such purchase as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.  Without limiting the foregoing, this Instruction shall be suspended and Broker shall not be required to purchase ADSs in accordance with this Instruction (i) for such period as required to ensure compliance by Purchaser or Broker with the provisions of Regulation M under the Exchange Act in the event of any distribution by the Issuer or Purchaser of Common Shares, ADSs or any securities convertible into Common Shares or ADSs and (ii) for 35 business days following the receipt by Broker of a notice with respect to repurchases or redemption of Notes by Purchaser in accordance with paragraph 1.

7.  Purchaser represents and warrants that it is not aware of material, nonpublic information concerning the Issuer or the ADRs and is entering into this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other United States federal securities laws.  Purchaser will not, while this Instruction remains in effect, alter or deviate from the terms of this Instruction or enter into or alter any corresponding or hedging transaction or position with respect to the ADSs, the Common Shares or GDSs (including with respect to any securities convertible or exchangeable into the ADSs, the GDSs or the Common Shares) until the End Date. For the avoidance of doubt, nothing in this Instruction shall prevent Purchaser (i) from purchasing any Common Shares or GDSs in individually negotiated transactions outside the United States or (ii) from repurchasing or redeeming (in accordance with their terms) any of the Mandatorily Exchangeable Notes due 2009 issued by Purchaser and UBS AG, Jersey Branch.

8.  It is the intent of the parties that this Instruction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and this Instruction shall be interpreted to comply with the requirements of Rule 10b5-1(c) .

9.  Purchaser understands and agrees that, while the Credit Suisse Monetization Services Group is executing purchases of the ADSs on behalf of Purchaser pursuant to this Instruction, other desks at Broker that are not participating in such purchases may continue to make a market in the ADSs or otherwise trade the ADSs for Broker’s own account or to facilitate customer transactions.

10.  From the date hereof until the End Date or termination of this Instruction pursuant to paragraph 14, Purchaser agrees not to discuss with Broker the Issuer’s business, operations or prospects or any other information likely to be related to the value of the ADSs; provided, however, that Purchaser may communicate with Broker personnel who are not responsible for, and have no ability to influence, the execution of this Instruction.

11.  Broker represents and warrants to Purchaser that it has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of material, nonpublic information. These policies and procedures include those that restrict any purchase or sale, or the causing of any purchase or sale, of any security as to which Broker has material, nonpublic information, as well as those that prevent such individuals from becoming aware of or being in possession of material, nonpublic information.

12.  Purchaser has consulted with its own advisor as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Purchaser’s adoption of this Instruction.  Purchaser acknowledges that Broker is not acting as a fiduciary or an advisor for Purchaser.

13.  This Instruction (including Annex A) constitutes the entire agreement between Broker and Purchaser with respect to the subject matter hereof, and supersedes any previous or contemporaneous agreements, understandings, proposals or promises with respect thereto, whether written or oral.

14.  Broker acknowledges that Purchaser may terminate this Instruction at any time by giving notice to Broker.

15.  This Instruction shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

16.  This Instruction may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17.  If any provision of this Instruction is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule and regulation. All other provisions of this Instruction will continue and remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have signed this Instruction as of the date first written above.

Calridge Limited

By:	/s/ Stella Raouna

Name: Stella Raouna
Title: Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Craig Wiele

Name: Craig Wiele
Title: Director